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                                                                   EXHIBIT 21.1



                     SUBSIDIARIES OF DATAWORKS CORPORATION

1. Madic-Compufact Corporation, a Delaware corporation

2. DataWorks (Europe) Limited, a United Kingdom limited corporation

3. DCD Corporation, a Minnesota corporation

4. Interactive Group, Inc., a Delaware corporation


                                       1.